Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form F-4 Amendment No 1 and related Prospectus of Enel Chile S.A. with respect to the offer to purchase certain outstanding shares of Enel Generacion Chile S.A., and to the incorporation by reference therein of our report dated March 22, 2016, with respect to the consolidated financial statements of Enel Argentina S.A. (formerly known as Endesa Argentina S.A.), included in Enel Generacion Chile S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
Pistrelli, Henry Martin y Asociados S.R.L

Buenos Aires, Argentina
November 30, 2017